LICENSE AGREEMENT

THIS AGREEMENT is dated effective September 2nd , 2009. (the “Effective Date”)

BETWEEN:

    0798465 B.C. LTD., a corporation incorporated under the laws of British Columbia, with a registered office located at Suite 235, 550 Sixth Street, New Westminster, British Columbia, V3L 3B7
            (the “Licensor")

AND:

    MANTRA ENERGY ALTERNATIVES LTD.., a corporation incorporated under the laws of British Columbia, having an office at Suite 1205, 207 West Hastings Street, Vancouver, British Columbia V6B 1H7
            (the "Licensee")

WHEREAS:

A. The Licensor is the owner by assignment of all right, title and interest in and to the Mixed Reactant Flow-By Fuel Cell (“MRFBFC”) technology developed by Prof. Colin Oloman in the U.B.C. Department of Chemical and Biological Engineering, as described and claimed in a PCT International Patent Application (serial number not yet assigned) filed on 7 August 2009, naming Colin Oloman as inventor, and entitled “Mixed Reactant Flow-By Fuel Cell” (the “Technology”);

B. It is the Licensor’s objective to exploit the Technology for its benefit by licensing the Technology to the Licensee; and,

C. The parties have agreed to enter into this Agreement on the terms and conditions set out herein.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

1.0	DEFINITIONS

1.1	Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below:

(a)
“Agreement” means this License Agreement, including any recitals hereto and any Schedules annexed hereto, as the same may be amended from time to time in accordance with the provisions hereof; “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular article or section.

(b)
"Confidential Information" means all information in written or other recorded form, including paper and electronic forms, that is disclosed by a disclosing party (the "Discloser") to a recipient (the "Recipient") and that is marked or otherwise designated  as “Confidential”, except that Confidential Information does not include information:

(i)	possessed by the Recipient prior to receipt from the Discloser, other than through prior disclosure by the Discloser, as evidenced by the Recipient's business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or,

(iv)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser's information as evidenced by the Recipient's business records.

(c)
 “Gross Revenue” means: (a) the invoiced amount actually paid to the Licensee for Products, less any standard trade allowances or discounts actually deducted; and (b) the fair market value of any shares or other securities, and all other consideration directly or indirectly collected or received, whether by way of cash, credit or other value received by the Licensee from any source arising as a result or consequence of the exploitation by the Licensee of the Technology or Improvements, or from the marketing, manufacturing, sale or distribution of the Products.

(d)	“Improvements" means, collectively, all Licensee Improvements, Licsensor improvements, and Joint Improvements.

(e)
“IP Rights” means all intellectual property rights relating to the Technology and Improvements, and subject to protection by intellectual property laws in any country of the world, arising under statutory or common law, contract or otherwise, and whether or not perfected, including without limitation, all:

(i)	Patent Rights;

(ii)	rights associated with works of authorship, including without limitation copyrights, moral rights, copyright applications, copyright registrations;

(iii)	rights associated with trademarks, service marks, trade names, logos, trade dress, goodwill and the applications for registration and registrations thereof;

(iv)
rights relating to the protection of trade secrets, know-how and confidential information, including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to make, have made, use, develop, sell, import or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed or disclosed in any issued patent or pending patent application;

(v)	rights analogous to those set forth in this definition; and,

(vi)	any and all other proprietary rights relating to intangible property now existing, hereafter filed, issued or acquired.

(f)
“Joint Improvements” means all improvements, variations, updates, modifications, and enhancements relating to the Technology made and/or conceived jointly by the Licensee and by the Licensor at any time after the Effective Date, and which cannot be legally used or practiced without infringing the IP Rights to the Technology licensed under this Agreement.

(g)	“License” means the license granted by the Licensor to the Licensee pursuant to this Agreement.

(h)
“Licensee Improvements" means all improvements, variations, updates, modifications, and enhancements relating to the Technology made and/or conceived solely by the Licensee (including employees, agents or consultants of the Licensee) at any time after the Effective Date, and which cannot be legally used or practiced without infringing the IP Rights to the Technology licensed under this Agreement.

(i)
“Licensor Improvements" means all improvements, variations, updates, modifications, and enhancements relating to the Technology made and/or conceived solely by the Licensor (including employees, agents or consultants of the Licensor) at any time after the Effective Date, and which cannot be legally used or practiced without infringing the IP Rights to the Technology licensed under this Agreement.

(j)	“MRFBFC” is defined in Recital A.

(k)
“Patent Rights” means collectively the rights in and to any and all inventions relating to the Technology as disclosed and claimed in the Patents, and all counterparts, continuations, divisionals, continuing prosecution applications, requests for continuing prosecution, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof, and all corresponding foreign patent applications, supplementary protection certificates, or other administrative protections, and any foreign counterpart patents resulting therefrom.

(l)
“Patents” means the patent application described in Recital A, including any national or regional patents or patent applications derived therefrom, and any patents issued and patent applications filed in accordance with the provisions of Part 5 of this Agreement.

(m)
“Product” and “Products” means any product manufactured or service provided that if made, used, sold, offered for sale or imported absent the License granted hereunder would infringe either a Valid Claim or other IP Rights to the Technology or Improvements granted hereunder.

(n)	“Royalty” is defined in Part 4 of this Agreement.

(o)	“Sublicense” means the sublicense to be granted by the Licensee to any sublicense subsequent to this Agreement, as further described in Part 3 hereof.

(p)	“Technology” is defined in Recital A.

(q)
“Valid Claim” means either (a) a claim of an issued and unexpired patent included within the Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, un-appealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Patents, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of such application.

2.0	PROPERTY RIGHTS IN AND TO THE TECHNOLOGY

2.1	As between the Licensor and the Licensee, the Licensee acknowledges and agrees that the Licensor owns all right, title and interest in and to the Technology and in and to any Licensor Improvements

2.2
The Licensee will not contest the validity or scope of any patents or patent applications that may be filed or issued in relation to the Technology or to the Licensor Improvements, and will, at the request of the Licensor, sign all documents as may be required to ensure that ownership of the Technology and all Licensor Improvements remains solely with the Licensor.

2.3
The Licensor acknowledges and agrees that the Licensee owns all right, title and interest to any Licensee Improvements.  Except as explicitly set forth in this Agreement, the Licensee is under no restriction or obligation to the Licensor with respect to the Licensee Improvements.

2.4
All right, title and interest in any Joint Improvements shall be jointly owned by the Licensor and the Licensee.  On the last business day of June and December of each year during the term of this Agreement, the Licensee will give notice to the Licensor of the details of any Licensee Improvements or Joint Improvements which the Licensee has developed and/or acquired during the previous six month period.

3.0	GRANT OF LICENSE

3.1
Subject to and in accordance with the terms and conditions set out in this Agreement, the Licensor grants to the Licensee a worldwide, exclusive, royalty-bearing License in all fields of use (including, without limitation, the exclusive right to grant sublicenses in accordance Part 3 hereof) under its IP Rights to the Technology and any Improvements, to use, research, discover, develop, make, manufacture, have made, distribute, offer to sell, provide, import and sell Products for a term as defined in Sections 10 and 11 of this Agreement.

3.2
The license granted under this Agreement is granted only to the Licensee and not to any affiliated companies thereof, except for wholly owned subsidiaries of the Licensee, wherein the Licensee will be fully liable for and shall guarantee the performance of such wholly owned subsidiary under the terms and conditions of this Agreement;

3.3
The Licensee acknowledges and agrees that U.B.C. may use the Technology without charge in perpetuity in any manner at all for research, scholarly publication, educational and all other non-commercial uses;

3.4
The Licensee will not grant Sublicenses of the Technology to third parties without the prior written consent of the Licensor.  Each Sublicense granted by the Licensee hereunder will be subject to and subordinate to the terms and conditions of this Agreement, and will contain terms and conditions consistent with those in this Agreement.  Notwithstanding the terms of the Sublicense, the obligations and liabilities of the Licensee and any sublicense will be joint and several, and the Licensor will not be obliged to seek recourse against any sublicense before enforcing its rights against the Licensee if any action of any sublicense constitutes a breach of this Agreement.

3.5
In the event that this Agreement terminates pursuant to Section 9 hereof, any Sublicense granted under the terms and conditions hereof shall, upon the written request of the sublicensee, become a direct license between the Licensor and that sublicensee so long as: (a) the Sublicense does not impose obligations on the Licensor beyond those set forth in this Agreement, and (b) the sublicensee is not in breach of its Sublicense agreement or, mutatis mutandis, the terms of this Agreement.

4.0	LICENSE FEES AND ROYALTIES

4.1	As a condition of the Licensor granting this License, the Licensee agrees to pay to the Licensor the following license fees:

(a)
an initial license fee of CAD $10,000 (the "Initial License Fee"), payable in two installments: $5,000 upon execution of this Agreement, and $5,000 within 30 days of the Effective Date of this Agreement;

(b)
a further license fee of CAD $15,000, to be paid within 90 days of the Effective Date of this Agreement, in partial reimbursement of fees incurred by the Licensor in relation to the preparation, filing and maintenance of patents for the Technology; and,

(c)	an annual license fee, payable annually on the anniversary of the Effective Date of this Agreement, according to the following schedule:

First Anniversary	= CAD $10,000
Second Anniversary	= CAD $20,000
Third Anniversary	= CAD $30,000
Fourth Anniversary	= CAD $40,000
Fifth and each Successive Anniversary	= CAD $50,000

4.2
The Licensee will also pay to the Licensor a royalty calculated as 2% of the Gross Revenue, and 15% of any and all consideration directly or indirectly received by the Licensee from the grant of any sublicense rights (the Royalty).  The Royalty will be calculated quarterly commencing on the Effective Date of this Agreement, and paid within 30 days of each period end.

4.3
The Licensee will pay interest on all amounts due and owing to the Licensor under this Agreement but not paid by the Licensee on the due date, at a rate of 1% per month.  The interest will accrue on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

4.4
The Licensee agrees that for itself and for each sublicensee, that they shall agree to keep clear, accurate and complete records for a period of at least three (3) years (or such longer period as may correspond to the Licensee’s internal records retention policy) for each reporting period in which revenue occurs, showing the manufacturing, sales, use and other disposition of Product in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees to permit its books and records to be examined by an independent accounting firm selected by the Licensor and reasonably satisfactory to the Licensee, from time-to-time to the extent necessary, during normal business hours and upon reasonable notice, but not more than once a year.  Such examination is to be made at the expense of the Licensor, except in the event that the results of the audit reveal that the Licensee underpaid the Licensor by five percent (5%) or more, then the audit fees shall be paid by the Licensee.  Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

5.0	PATENTS

5.1
In addition to the timely payment of Royalty and the license fees pursuant to Part 4 hereof, the Licensee will be responsible for the timely payment of all future costs, commencing upon the Effective Date and continuing for a period as defined in Section 10 hereof, associated with the drafting, filing, prosecution and maintenance, all under the direction and control of the Licensor, of any patents or patent applications that describe or claim the Technology, or any new and useful art, process, machine, manufacture or composition of matter arising out of any Licensor Improvements or Joint Improvements licensed under this Agreement and identified by the Licensor as potentially patentable.

5.2
The Licensee will, from time to time upon the Licensor’s request, pay to the Licensor a reasonable payment as an advance against expected patent expenses. Within 30 days of presentation of receipts and/or invoices by the Licensor to the Licensee, the Licensee will reimburse the Licensor for the balance of all costs incurred to date regarding any Patents or applications relating to the Technology and any Licensor Improvements or Joint Improvements licensed under this Agreement.

5.3
The Licensee will ensure proper patent marking for all uses of the Technology and any Licensor or Joint Improvements licensed under this Agreement. Nothing in this agreement governs or prohibits the Licensee from applying for and obtaining patents in respect of Licensee Improvements.

6.0	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of the Licensor. As a material inducement to the Licensee entering into and performing this Agreement, the Licensor represents, warrants and covenants that:

(a)
The Licensor is a corporation duly organized, validly existing and in good standing under the laws of its province of incorporation, and has full corporate power and authority to conduct its business as it is now being conducted, to own and use its assets, to enter into, deliver and perform this Agreement and any agreement or instrument executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby.

(b)
The Licensor’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly authorized by all requisite corporate action by the Licensor.  This Agreement will be duly executed and delivered by the Licensor, and this Agreement constitutes the Licensor’s legal, valid and binding obligation and is enforceable against the Licensor in accordance with its terms.

(c)	The execution, delivery and performance of this Agreement does not and will not:

(i)	contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation, Bylaws or other governing document of the Licensor,

(ii)
contravene or conflict with, or result in a breach of, any agreement, contract or arrangement between the Licensor and any other person or which would materially adversely affect the transactions contemplated hereby,

(iii)	result in the violation by the Licensor of any law, rule or regulation applicable to the Licensor or the Technology, or

(iv)	require the approval, consent or authorization of any federal, state, provincial or local governmental authority or any other person.

(d)	The Licensor owns all right, title and interest in the Technology.

(e)
As of the date hereof, there is no pending, or to the knowledge of the Licensor, threatened (whether written, oral or otherwise) claim, action or proceeding against the Licensor contesting or questioning the validity of the Technology, or the right of the Licensor to own, sell, license of use the Technology, or asserting that any other person has any claim of legal or beneficial ownership with respect thereto.

(f)	The Licensor has not provided and will not provide any party or person other than the Licensee with any rights in connection with or arising out of the Technology.

(g)
The Licensor has the right to grant to the Licensee a license to use the Technology and all other rights explicitly provided for in this Agreement, and the Licensor has not entered into any arrangement or understanding or shall do any act which might in any way inhibit, restrict or impair the free and unrestricted exercise of the rights by the Licensee or which conflicts with the Licensor’s obligations under this Agreement.

(h)
The Licensor has not employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Licensor to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

6.2	Representations and Warranties of the Licensee. As a material inducement to the Licensor entering into and performing this Agreement, the Licensee represents, warrants and covenants that:

(a)
The Licensee is a corporation duly organized, validly existing and in good standing under the laws of its province of incorporation, and has full corporate power and authority to conduct its business as it is now being conducted, to own and use its assets, to enter into, deliver and perform this Agreement and any agreement or instrument executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby.

(b)
The Licensee’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly authorized by all requisite corporate action by the Licensee.  This Agreement will be duly executed and delivered by the Licensee, and this Agreement constitutes the Licensee’s legal, valid and binding obligation and is enforceable against the Licensee in accordance with its terms.

(c)	The execution, delivery and performance of this Agreement does not and will not:

(i)	contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation, Bylaws or other governing document of the Licensee,

(ii)	contravene or conflict with, or result in a breach of, any agreement, contract or arrangement between the Licensee and any other person,

(iii)	result in the violation by the Licensee of any law, rule or regulation applicable to the Licensee, or

(iv)	require the approval, consent or authorization of any federal, state, provincial or local governmental authority or any other person.

(d)
The Licensee has not employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of The Licensee to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

7.0	INDEMNITY AND LIMITATION OF LIABILITY

7.1
Nothing in this Agreement shall be construed as: a) a warranty or representation by the Licensor as to the validity, enforceability or scope of any Patent; b) a warranty or representation that anything made, used, sold, or otherwise disposed of pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of third parties; or a warranty or representation that the practice (or making, using, selling, offering, importing or transferring Products licensed hereunder) under the IP Rights is or will be free from infringement of patents of third parties; c) an obligation by the Licensor to file any patent application, secure any patent, or maintain any patent in force; d) any obligations of the Licensor to prosecute, enforce or sublicense its IP Rights to (or against) third party infringers; e) except as expressly set forth herein, conferring upon the Licensee the right to use in advertising, publicity or otherwise, in any form, the name of, or any trademark or trade name of, the Licensor or any of its affiliates; f) granting by implication, estoppel, or otherwise, any license, immunity or rights under the IP Rights other intangible rights of the Licensor other than the express licenses granted under the Technology and Improvements pursuant to Part 3;  or g) creating any agency, partnership, joint venture or similar relationship between the Licensor and the Licensee.

7.2
EXCEPT AS EXPRESSLY STATED HEREIN, THE LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT) WITH RESPECT TO THE TECHNOLOGY OR IMPROVEMENTS, THE PRACTICE OF THE LICENSE HEREUNDER OR THE MAKING, USING OR SELLING OF PRODUCTS LICENSED HEREUNDER.  IN NO EVENT SHALL THE LICENSOR BE LIABLE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION LOST PROFITS).

7.3
The Licensee and any sublicensee shall assume full responsibility for its or their operation under the Patents under which rights are granted in this Agreement, the manufacture of any Products and the use thereof, and shall defend, indemnify and hold the Licensor harmless from and against all liability, demands, damages, expenses (including attorneys' fees) and losses for death, personal injury, illness, property damage or any other injury or damage, including any damages or expenses arising in connection with regulatory action, in view of the use by the Licensee and any sublicensee, its officers, directors, agents and employees of the Technology and Improvements and the manufacture and use of Products except that the Licensee and any sub-licensee shall not be liable to the Licensor for injury or damage arising solely to the extent of the Licensor's negligence.

8.0	PERFORMANCE REQUIREMENTS

8.1
The Licensee represents and warrants to the Licensor that it will, throughout the term of this Agreement, use its best efforts to promote, market and sell the Products and exploit the Technology and to meet or cause to be met the market demand for the Products and the use of the Technology; and,

8.2	The Licensee will:

(a)
complete a Development Plan describing the plans for commercializing the Technology within 12 months of executing this Agreement.  The Development Plan will be prepared in accordance with generally accepted business practices and will be updated from time to time, but in no event less than once every calendar year.  Copies of all updates of this plan will be provided to the Licensor in a timely manner, an in any event within 30 days of the completion of the Development Plan.

(b)	Within 2 years of the execution of this Agreement invest a minimum of $250,000 in research and development directly associated with the Technology.

(c)	Within 12 months of the execution of this Agreement, demonstrate one of:

i.	A single cell incorporating the Technology with a power output at least 4 W and superficial power density at least 500 W/m2; OR
ii.	A single cell incorporating the Technology with superficial power density at least 500 W/m2 with corresponding voltage at least 0.5 Volt/cell

AND demonstrate one of:

i.	A multicell stack incorporating the Technology with total power output of at least 10 W and volumetric power density of at least 500 W/L; OR
ii.	A multicell stack incorporating the Technology with power output at least 1 W at 5 Volts and volumetric power density at least 250 W/L.

9.0	USE OF THE LICENSOR’S OR OF UBC’S NAME

9.1
The Licensee will not use the make reference to the Licensor or its name in any advertising or publicity, without the prior written consent of the Licensor.  The Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC.  Without limitation, the Licensee will not issue a press release regarding this Agreement, this Agreement or the Technology without first obtaining the Licensor’s written approval.  If the Licensee is required by law to act in breach of this Article, the Licensee will provide the Licensor with as much prior notice as reasonably possible.  The Licensor does agree that the Licensee will disseminate a press release which will contain the following text: “Mantra Venture Group Ltd. has entered into negotiations for the acquisition of a formate fuel cell technology” AND/OR “Mantra Venture Group Ltd. has entered into negotiations for the acquisition of a novel mixed reactant fuel cell technology”.  Upon execution of this Agreement by both parties, the Licensee will, upon receiving consent from the Licensor (not to be unreasonably withheld), disclose the existence of this Agreement.

10.0	TERM OF LICENSE AGREEMENT

10.1	The term of this Agreement will start on the Effective date of this Agreement and end on:

(a)	the day that is exactly 20 years later; or

(b)	the expiry of the last patent licensed under this Agreement,

        whichever is last to occur, unless terminated earlier.

11.0	TERMINATION OF LICENCE AGREEMENT

11.1
This Agreement will terminate without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Licensee.

11.2	The Licensor will have the option of terminating this Agreement immediately upon written notice to the Licensee if:

(a)	The Licensee is in default of any material term in this Agreement;

(b)	the Licensee becomes insolvent;

(c)	any execution or other process of any court becomes enforceable against the Licensee with regard to the Technology, the rights under this Agreement or on any money due to the Licensor;

(d)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee; or

(e)	the Technology becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee.

(f)
If any sublicensee of the Licensee is in breach of the sublicense with the Licensee and the Licensee has not either caused the sublicensee to cure such breach or terminated the sublicense within 30-days.

(g)	if the Licensee, or any Affiliated Licensor is in breach of any other agreement between the Licensee or such Affiliated Licensor and the Licensor and the breach has not been cured within 30-days.

11.3
The right of the Licensor to terminate this Agreement as provided herein shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

11.4
Termination for any reason hereunder shall not affect any accrued rights or obligations of the parties arising in any manner under this Agreement as of the date of termination.  In any event, the indemnity obligations and any accrued payment obligations under Parts 7 and  4 shall survive any termination of this Agreement, as will the obligation to preserve sub-licenses in section  3.5.

12.0	INSURANCE

12.1
During the term of this Agreement, the Licensee and any sublicensees will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business, and such insurance will include the Licensor as an additional insured.

13.0	GOVERNING LAW

13.1
This Agreement will be governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules.  The parties agree that they will have attorned to the jurisdiction of the Supreme Court of British Columbia.  The British Columbia Supreme Court will have exclusive jurisdiction over this Agreement.

14.0	ASSIGNMENT

14.1
This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either party by operation of law or otherwise, without the prior written consent of the other party; provided, however, that either party may, without the other party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an affiliate upon notice to the other party.  Any attempted assignment not in accordance with this provision will be void.

15.0	SEVERABILITY

15.1
If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the parties.  The parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.0	BINDING EFFECT

16.1	As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns.

17.0	NO THIRD PARTY BENEFICIARIES

17.1	Except as expressly contemplated herein, no third party, including any employee of any party to this Agreement, will have or acquire any rights by reason of this Agreement.

18.0	ENTIRE AGREEMENT

18.1
This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and the licenses granted hereunder, and supersedes all express or implied agreements or understandings, either oral or written, with regard to the subject matter hereof and the licenses granted hereunder.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto.

SIGNED FOR AND ON BEHALF of the LICENSOR 0798465 B.C. LTD by its authorized signatories:

Per: /s/ Colin Oloman
Authorized Signatory

Colin Oloman, President
Name and Title

SIGNED FOR AND ON BEHALF of the LICENSEE MANTRA ENERGY ALTERNATIVES LTD. by its authorized signatory:

Per: /s/ Larry Kristof
Authorized Signatory

Larry Kristof President, Chief Executive Officer
Name and Title of Signatory

Date: September 2, 2009